Exhibit 99.1

Turtle Beach Corporation Responds to Misleading Statements by The Donerail Group

WHITE PLAINS, N.Y., August 23, 2021 — Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR) (“Turtle Beach” or the “Company”), today issued the following response on behalf of its Board of Directors (the “Board”) to misleading statements by The Donerail Group (“Donerail”):

The Board is committed to acting in the best interests of the Company and its shareholders to maximize long-term value.  Consistent with this commitment, members of the Board and management team have held numerous discussions with Donerail over the past several months to hear its views with respect to the Company.

On August 19, Donerail stated in a press release that the Board rejected its proposal to acquire the Company. The Company does not normally comment on private communications with individual shareholders, but believes this response is necessary to address Donerail’s false statements and provide its shareholders accurate information about Donerail’s proposal. Donerail’s acquisition proposal by its terms remains preliminary, highly contingent, subject to due diligence and financing, and is therefore not binding. Nonetheless, at the Company’s instruction, its financial advisor Bank of America sought to engage with Donerail constructively over the past few months so that Turtle Beach could review its acquisition proposal in greater detail. The Company also conveyed to Donerail that the Board had concerns regarding Donerail’s ability to consummate a transaction and its financing sources, and that it did not view Donerail’s proposed acquisition price to be sufficient.  Still, the Company was willing to continue to evaluate the proposal in an effort to achieve a higher offer price.

In fact, on August 9, 2021, the Company communicated to Donerail via a letter that:

“Notwithstanding the foregoing, we remain open to continuing discussions about your acquisition proposal. Bank of America has not yet received the list of diligence items you agreed to provide that you stated were necessary to significantly increase your offer. Also, in order to facilitate substantive discussions about your proposal, we must have in place a mutually acceptable NDA. As such, we have instructed Bank of America to request the diligence items from you again as well as a markup of the NDA if you remain interested in continuing discussions about your proposal.”

The full letter will be made available with the Company’s Form 8-K filing on the SEC website here.

Donerail has since refused to further engage with Bank of America on a customary NDA (non-disclosure agreement), even though Donerail’s acquisition proposal explicitly requested an NDA.  Donerail has also refused to provide a list of diligence items that it had informed Bank of America it would need from Turtle Beach in order to significantly increase its offer despite repeated outreach.  In order to better assess the credibility of Donerail’s proposal, the Company, through its financial advisor, has repeatedly requested information about Donerail’s ability to fully finance an acquisition in light of Donerail’s lack of acquisition track record.  The Company has not yet received satisfactory evidence of Donerail’s financing sources.

Donerail’s behavior is not consistent with market practice or the actions of a credible, legitimate buyer truly interested in, or capable of, effecting an acquisition of the Company. By refusing to cooperate, Donerail has limited the Company and the Board’s ability to fully assess its proposal and its credibility.

Turtle Beach has constructively engaged with Donerail as it would with any other party that wishes to discuss a potential transaction with the Company.  It is unfortunate that Donerail has thus far refused to reciprocate numerous engagement overtures by the Company about its proposal and instead has chosen to send the Board letters and issue press releases with misleading and false information.

Consistent with their fiduciary duties, the Company and the Board remain open to further engagement on Donerail’s acquisition proposal under proper processes and conditions when Donerail is able to adequately demonstrate its ability to credibly support and finance an offer at a price that is fair to the Company’s shareholders.

About Turtle Beach Corporation

Turtle Beach Corporation (https://corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.org) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, and professionals that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

For Investor Information, Contact:
Cody Slach or Alex Thompson
Gateway Investor Relations
On Behalf of Turtle Beach
949.574.3860
HEAR@gatewayir.com